Exhibit 99.1

ALLIANCE MMA 590 MADISON AVENUE NEW YORK, NY 10022 www.rubensteinpr.com RUBENSTEIN PUBLIC RELATIONS CONTACT: KRISTIE GALVANI 212-805-3005 KGALVANI@RUBENSTEINPR.COM

ALLIANCE MMA ACQUIRES FIGHT TIME PROMOTIONS

Leading Florida Promotion Will Be the Eighth Regional Promotion Under the Alliance Banner

NEW YORK, NY – January 18, 2017 – Alliance MMA, Inc. ("Alliance MMA" or the "Company") (NASDAQ: AMMA), a mixed martial arts (MMA) organization that promotes live professional MMA events in numerous major markets across the country, announced today that it has signed a definitive agreement to acquire the assets of the premier MMA promotion in Florida, Fight Time Promotions. The organization, which was founded by Karla Guadamuz-Davis and her husband, the late Olympic Gold Medalist Howard Davis Jr., will be the eighth regional MMA promotion operating under the Company’s umbrella.

“We at Alliance MMA are passionate about continuing our expansion across the country, and this latest acquisition is a meaningful step towards our stated objective of creating a strong presence in every major media market in the country,” said Robert Haydak, President of Alliance MMA. “Miami is a key target market for Alliance MMA, and Fight Time Promotions has a long, successful track record of integrity, consistency, and uniqueness. Karla produces more MMA events than any other promoter in Florida, and currently has 80 fighters under contract. She has successfully led the organization in developing athletes whose bouts are showcased in her world-class events.”

Since 2010, Fight Time Promotions has produced 34 events in Miami and Fort Lauderdale, many of which have been featured on the CBS Sports Network, Comcast Sports Net, and HBO Plus. Co-Founder Howard Davis Jr. was the 1976 boxing Olympic lightweight gold medalist, the first fighter to win the New York Golden Gloves 4-times in a row, and was awarded the Val Barker Trophy for being the most outstanding boxer of the 1976 Olympics, beating out teammates Sugar Ray Leonard and Michael Spinks.

“We consistently provide our fans with action-packed, professional fights,” said Karla Guadamuz-Davis. “Howard was a pioneer in training MMA fighters when the sport first became popular in the United States, and I have worked diligently to keep his legacy alive. His love of the sport was passed on to me and our daughter, so I couldn’t be more excited about joining the Alliance MMA team which I fully expect will allow Fight Time Promotions to expand our presence and reach new levels of success as a business.”

With this latest acquisition Alliance MMA now expects to produce over 64 events on an annualized basis, operating 8 regional MMA promotions across the country: New Jersey-based Cage Fury Fighting Championship (CFFC), Washington-based Combat Games MMA (COGA), Illinois-based Hoosier Fight Club (HFC), Tennessee-based V3 Fights, Maryland-based Shogun Fights, Ohio-based Iron Tiger Fight Series (IT Fight Series), Florida-based Fight Time Promotions, as well as a San Diego-based promotion under the guidance of MMA luminary Eric Del Fierro who expects to debut the Company’s inaugural event in March.

About Alliance MMA, Inc.

Alliance MMA, Inc. (NASDAQ: AMMA) is a mixed martial arts promotion company offering premier promotional opportunities for aspiring mixed martial arts (MMA) fighters to showcase their talent and advance to the sport’s highest level of professional competition. Alliance MMA’s mission is to identify and develop the next generation of fighters and champions to compete in the Ultimate Fighting Championship (UFC) and other leading MMA promotions.

With some of the world’s leading MMA promotions under the Alliance MMA umbrella, the organization aims eventually to host in excess of 125 events per year, showcasing more than 1,000 fighters. Alliance MMA is also dedicated to generating live original sports media content, attracting an international fan base, and securing major brand sponsorship revenue for live MMA events, digital media and Alliance MMA fighters.

MMA is the world’s fastest growing sport with worldwide fans of approximately 300 million according to sports marketing research firm Repucom. MMA is a full contact sport that allows a wide range of fighting techniques, including striking and grappling from various martial arts and disciplines including Boxing, Wrestling, Brazilian Jiu Jitsu, Karate and Muay Thai. Professional MMA fights are legal and regulated by state athletic commissions in all 50 states.

Alliance MMA, Inc. was incorporated in 2015 for the purpose of acquiring businesses that engage in the promotion of mixed martial arts (MMA) events. In 2016, the company completed an initial public offering which culminated in a listing on the NASDAQ stock exchange. Alliance MMA is the only mixed martial arts promotion company that is publicly traded.

For more information visit, www.alliancemma.com

Or contact:

James Platek

Director, Investor Relations

Alliance MMA, Inc.

590 Madison Avenue

New York NY 10022

(212) 739-7825, x707

Kristie Galvani

Rubenstein Public Relations

kgalvani@rubensteinpr.com

212-805-3005

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, those discussed under the heading “Risk Factors” in our registration statement on Form S-1 (Registration No. 333-213166) declared effective by the Securities and Exchange Commission on September 2, 2016. Alliance MMA encourages you to review other factors that may affect its future results in Alliance MMA’s registration statement and in its other filings with the Securities and Exchange Commission.